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Exhibit 4.6

 LICENSE AGREEMENT

between

 SMITHKLINE BEECHAM plc

and

 JAGOTEC AG

and

 JAGO PHARMA AG

LICENSE AGREEMENT
between
 SMITHKLINE BEECHAM plc
and
 JAGOTEC AG
and
 JAGO PHARMA AG

1.	DEFINITIONS	1
2.	GRANT	4
3.	PAYMENTS AND ROYALTIES	5
4.	COMPULSORY LICENSES AND THIRD PARTY LICENSES	7
5.	DEVELOPMENT, COMMERCIALIZATION AND SUPPLY	8
6.	EXCHANGE OF INFORMATION AND CONFIDENTIALITY	8
7.	PATENT PROSECUTION AND LITIGATION	10
8.	TRADEMARKS AND NON-PROPRIETARY NAMES	13
9.	STATEMENTS, AUDIT AND REMITTANCES	13
10.	TERM AND TERMINATION	14
11.	RIGHTS AND DUTIES UPON TERMINATION	15
12.	WARRANTIES AND REPRESENTATIONS	16
13.	FORCE MAJEURE	18
14.	GOVERNING LAW	18
15.	WAIVER OF BREACH	18
16.	SEPARABILITY	19
17.	ENTIRE AGREEMENT	19
18.	NOTICES	20
19.	ASSIGNMENT	20
20.	RECORDING	21
21.	INTEREST	21
22.	SEPARATE ENTITIES	21
23.	DISPUTE RESOLUTION AND JURISDICTION	21
SIGNATURES		22
APPENDIX A—PATENTS
APPENDIX B—SB PATENTS
APPENDIX C—THE LETTER

LICENSE AGREEMENT

        This LICENSE AGREEMENT (hereinafter "AGREEMENT"), made as of the 20th day of March, 1996 between Jagotec AG, a corporation organized under the laws of the country of Switzerland, having its principal place of business at Seestrasse 47, CH-6052, Hergiswil, Switzerland, JAGO Pharma AG, a corporation organized under the laws of the country of Switzerland, having its principal place of business at Eptingerstrasse 51, CH-4132 Muttenz, Switzerland, and SmithKline Beecham plc, a company organized under the laws of England and having its registered office at New Horizons Court, Brentford, Middlesex TW8 9EP, England, operating as SmithKline Beecham Pharmaceuticals.

WITNESSETH THAT:

        WHEREAS, SB (as defined below), JAGO PHARMA (as defined below) and Jago Technologies AG, formerly known as GENTA JAGO II Technologies AG, a Swiss corporation having its principal place of business at Seestrasse 47, CH-6052 Hergiswil, Switzerland; have previously entered into the LETTER (as defined below), which LETTER set forth the terms and conditions under which JAGO PHARMA undertook to perform certain studies to identify a Geomatrix® formulation comprising PAROXETINE (as defined below); and

        WHEREAS, all rights previously licensed by JAGOTEC (as defined below) to GJ II under the PATENTS (as defined below) and the JAGO-KNOW-HOW (as defined below) with respect to the any Geomatrix® formulation comprising PAROXETINE have reverted to JAGOTEC; and

        WHEREAS, JAGOTEC is the owner of all right, title and interest in, or has otherwise exclusive rights to, certain PATENTS and JAGO-KNOW HOW relating to GEOMATRIX® TECHNOLOGY (as defined below); and

        WHEREAS, SB desires to obtain certain worldwide licenses from JAGOTEC under the PATENTS and JAGO-KNOW-HOW with respect to PRODUCT (as defined below), and JAGOTEC is willing to grant to SB such licenses under the terms and conditions set forth hereinafter.

        NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

1.     DEFINITIONS

        1.01    "AFFILIATES" shall mean any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with either party to the extent of more than fifty percent (50%) of the equity (or, with respect to SB, at least fifty percent (50%) of the equity, or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with either party.

        1.02    "COMPETITIVE PRODUCT" shall mean any [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission], which is commercialized.

        1.03    "EFFECTIVE DATE" shall mean the date upon which this AGREEMENT becomes effective and shall be the first date written above.

        1.04    "GEOMATRIX® TECHNOLOGY" shall mean JAGO's proprietary oral, modified release (i.e., controlled-release, sustained-release, or delayed release) drug delivery and related technology which utilizes a hydrophilic drug-containing matrix tablet which controls the release of the drug through the use of one or more barrier layers, together with all improvements thereon or thereto.

        1.05    "GJ II" shall mean Jago Technologies AG, formerly known as GENTA JAGO II Technologies AG, a Swiss corporation having its principal place of business at Seestrasse 47, CH-6052 Hergiswil, Switzerland.

        1.06    "JAGO" shall mean, collectively, JAGOTEC and JAGO PHARMA.

        1.07    "JAGO-KNOW-HOW" shall mean all information and data, not in the public domain, which is useful for the development and commercialization of PRODUCT, including, but not limited to, patent claims and related information not yet disclosed to the public, formulae, procedures, protocols, techniques and results of experimentation and testing, which (a) relate to the GEOMATRIX® TECHNOLOGY or PRODUCT, and (b) are necessary or useful to develop, seek regulatory approval for, make, use or sell PRODUCT, all to the extent presently or during the term of this AGREEMENT such is available to JAGO and JAGO has the right under which to grant the licenses to SB contemplated by this AGREEMENT.

        1.08    "JAGO PHARMA" shall mean JAGO Pharma AG, a corporation organized under the laws of the country of Switzerland, having its principal place of business at Eptingerstrasse 51, CH-4132 Muttenz, Switzerland.

        1.09    "JAGOTEC" shall mean Jagotec AG, a corporation organized under the laws of the country of Switzerland, having its principal place of business at Seestrasse 47, CH-6052 Hergiswil, Switzerland.

        1.10    "LETTER" shall mean the letter agreement between SB, GJ II, and JAGO PHARMA dated March 27, 1995, as amended by letter agreement by and between the same parties thereto dated July 11, 1995, related to JAGO PHARMA's performance of certain studies to identify PRODUCTS meeting certain specified criteria, as well as JAGO PHARMA's provision to SB with such PRODUCTS for healthy volunteer studies. A complete copy of the LETTER as amended is attached hereto as Appendix C.

        1.11    "NET SALES" shall mean the gross invoices representing sales of PRODUCT under this AGREEMENT by SB, its AFFILIATES or sublicensees ("the Selling Party") to the Trade (as defined below):

        (a)   in finished product form (i.e., packaged and labeled for sale to the ultimate consumer); and

        (b)   in any product form other than finished product form (such as final stage bulk material ready for conversion to final form, or bulk tablets, bulk capsules, bulk ampoules or bulk vials) to distributors who subsequently convert such product into finished product form and sell to the Trade, provided that such distributors shall not be considered sublicensees for purposes of this NET SALES definition, and further provided that for purposes of this Paragraph 1.11, such sales of PRODUCT in final stage bulk material form shall only occur where such sales are due to local country requirements as such requirements are determined by SB, and finally provided that in the event SB sells in a form, other than finished product form, to a distributor or co-marketing partner in the following countries, U.S.A., Canada, the United Kingdom, Germany, Spain, Italy, or France, NET SALES for royalty purposes, will be based on said distributor or co-marketing partner's sales of PRODUCT, in finished product form, to the Trade, except that this final proviso shall not apply to any such arrangements in the aforementioned countries which were in existence as of the EFFECTIVE DATE;

less deductions specifically allocated to PRODUCT by the Selling Party using generally accepted accounting standards for:

  (i)
  transportation charges, including insurance, for transporting PRODUCT;

  (ii)
  sales and excise taxes and duties paid or allowed by the Selling Party and any other governmental charges imposed upon the production, importation, use or sale of such PRODUCT;

  (iii)
  customary trade, quantity and cash discounts allowed on PRODUCT;

  (iv)
  allowances or credits to customers on account of rejection or return of PRODUCT or on account of retroactive price reductions affecting such PRODUCT; and

  (v)
  customary PRODUCT rebates and PRODUCT charge backs including those granted to managed care entities.

        For the purposes of this definition "the Trade" shall mean distributors of PRODUCT in finished product form, wholesalers and retailers of such PRODUCT, governmental authorities or agents and other official institutions, hospitals, managed care entities, pharmaceutical benefits management entities, disease management entities, mail order prescription pharmacy services entities, hospital services, and all such other outlets as are approved by governmental authorities from time to time in the TERRITORY for sales of such PRODUCT.

        It is hereby agreed for the sake of absolute clarity and understanding that any sales between SB, its AFFILIATES and its or their sublicensees shall be excluded from the computation of NET SALES and no royalties will be payable on such sales. Notwithstanding the immediately preceding sentence, it is hereby nevertheless expressly agreed that any transactions between SB or any of its AFFILIATES or any of its sublicensees on the one hand and PSB on the other hand will be deemed to be transactions with the Trade for the purposes of computing NET SALES and, as a result, inter alia all rebates given to PSB shall be calculated by SB, provided that the conditions of such sales to PSB, including any and all rebates and discounts given to such PSB, shall be on an arm's-length basis and shall be fully deductible for such computation purposes.

        In the event that any PSB type activity is within SB or within any of its AFFILIATES or sublicensees as only part of its or their total activities rather than in a separate AFFILIATE a notional Net Sales figure will be calculated by SB on an arms length basis to cover such activities.

        1.12    "PAROXETINE" shall mean the chemical compound known as paroxetine, the more specific chemical name of which is [(-)-trans-4-(4'- fluorophenyl)-3-[3',4'-methylene-dioxyphenoxy) methyl] piperidine] and all pharmaceutically active derivatives thereof such as, but not limited to esters, salts (such as, but not limited to, the hydrochloride salt), hydrates, solvates, polymorphs, prodrugs and isomers thereof.

        1.13    "PATENTS" shall mean all patents and patent applications heretofore or hereafter filed or having presently or in the future legal force in any country of the TERRITORY, owned by or licensed to JAGOTEC or its AFFILIATES which claim the GEOMATRIX® TECHNOLOGY, or the process to manufacture PRODUCT by use of, or the use of, the GEOMATRIX TECHNOLOGY, including but not limited to the patents and patent applications listed in Appendix A hereto, together with all patents that in the future issue therefrom in any country of the TERRITORY, including utility, model and design patents and certificates of invention, and all divisionals, continuations, continuations-in-part, reissues, renewals, extensions, substitutions, confirmations or additions to any such patents and patent applications. JAGOTEC shall update Appendix A on a regular basis, but at least semi-annually.

        1.14    "PRODUCT" shall mean shall mean an oral delivery system for PAROXETINE based on or using the GEOMATRIX® TECHNOLOGY.

        1.15    "PSB" shall mean any present or future AFFILIATE of SB or its sublicensees which conducts a Pharmaceutical Service Business for or on behalf of THIRD PARTIES, including Pharmaceutical Benefits Management Services (hereinafter "PBM"), wholesaler distribution, pharmacy distribution, managed care services, disease management services, hospital services, or mail order prescription pharmacy services (hereinafter "PPS"). As of the EFFECTIVE DATE, an AFFILIATE of SB which is included within the definition of PBM is Diversified Pharmaceutical Services, a corporation of the state of Minnesota and having a place of business at 3600 West 80th Street, Seventh Floor, Bloomington, Minnesota 55431-1085. As of the EFFECTIVE DATE, an AFFILIATE of SB which is included within the definition of PPS is Diversified Prescription Delivery, a corporation of the Commonwealth of Pennsylvania and having a place of business at 206 Welsh Road, Horsham, Pennsylvania 19044, U.S.A.

        1.16    "SB" shall mean SmithKline Beecham plc, a company organized under the laws of England and having its registered office at New Horizons Court, Brentford, Middlesex, TW8 9EP, England, operating as SmithKline Beecham Pharmaceuticals.

        1.17    "SB-KNOW-HOW" shall mean all present and future technical information and know-how which relates to PAROXETINE, and shall include, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating to PAROXETINE, which are useful for the development, manufacturing and commercialization of PAROXETINE or PRODUCT, all to the extent presently or during the term of this AGREEMENT available to and at the free disposition of SB.

        1.18    "SB-PATENTS" shall mean all granted patents which are in existence, valid and enforceable as of the EFFECTIVE DATE and which are owned by SB, which generically or specifically claim PAROXETINE, a process for manufacturing PAROXETINE, an intermediate used in such process or a use of PAROXETINE. Any and all patent applications and patents encompassed within the term SB-PATENTS are listed in Appendix B attached hereto.

        1.19    "SPC" shall mean a right based upon a PATENT to exclude others from making, using or selling PRODUCT, such as a Supplementary Protection Certificate.

        1.20    "TERRITORY" shall mean all the countries and territories in the world.

        1.21    "THIRD PARTY(IES)" shall mean any party other than SB and JAGO and their respective AFFILIATES and sublicensee(s).

        1.22    "U.S.A" shall mean the United States of America and all of its territories and possessions.

2.     GRANT

        2.01    JAGO hereby grants to SB an exclusive license, with the right to grant sublicenses subject to Paragraph 2.03 below, under the PATENTS, SPCs and JAGO-KNOW-HOW to make, have made, use and sell PRODUCT in the TERRITORY, subject to the terms and conditions of this AGREEMENT. The rights to make, have made, use and sell shall include all activities concerning the subject matter of PATENTS, SPCs and JAGO-KNOW-HOW with respect to the making, use and sale of PRODUCT only, which activities would, but for the license herein granted, infringe PATENTS, SPCs and/or JAGO-KNOW-HOW. In addition, JAGO hereby grants to SB an exclusive license, with the right to grant sublicenses subject to Paragraph 2.03 below, to make, have made, use and sell any invention or know-how related to PRODUCT which arose under the LETTER, whether patented and/or patentable or not, for any purpose directly related to any selective serotonin reuptake inhibitor, provided that JAGO shall be allowed to use any such invention or know-how and the patents covering same, if any, for any other purpose not directly related to any selective serotonin reuptake inhibitor.

        2.02    Notwithstanding Paragraph 2.01, JAGO hereby grants SB an irrevocable, exclusive, royalty-free, and worldwide license, with the right to grant sublicenses, to make, have made, use and sell all inventions referenced in Paragraph 2 of the LETTER which are related to PAROXETINE, but only to the extent such inventions are specifically applicable to PAROXETINE, but such license shall not apply to any invention to the extent to which it is directly applicable to GEOMATRIX® FORMULATIONS, such as, but not limited to, a GEOMATRIX® FORMULATION comprising PAROXETINE or other therapeutically active ingredients.

        2.03    Any sublicense agreement to be entered into by SB in accordance with Paragraph 2.01 related to the sublicense of SB's manufacturing rights granted hereunder to a THIRD PARTY whose research and development activities are primarily based on controlled release formulation technology shall be subject to JAGO's prior written consent as to the identity of such THIRD PARTY, which consent shall not be unreasonably withheld. Any sublicense agreement entered into by SB in accordance with Paragraph 2.01 shall contain substantially similar provisions as this AGREEMENT regarding confidentiality and non-use of Confidential Information (Article 6 below) and regarding statements and audits (Article 8 below). SB shall deliver to JAGO within ten (10) days after the execution of each sublicense agreement a full copy thereof (except that financial provisions and other provisions containing confidential or proprietary information of SB or its sublicensee may be redacted), which JAGO shall maintain in confidence pursuant to Article 6 below.

3.     PAYMENTS AND ROYALTIES

        3.01    In consideration for the exclusive license under PATENTS and JAGO-KNOW-HOW granted to SB under this AGREEMENT, SB shall pay to up to [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] pounds Sterling (£[Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]) in installment payments within thirty (30) days after the occurrence of each of the following milestones:

• Initiation of Phase III	£•	(1)
• NDA Acceptance	£•	(1)
• MAA Filing	£•	(1)
• PRODUCT Launch in U.S.A.	£•	(1)
• PRODUCT Launch in Europe	£•	(1)

(1)
Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission.

provided that:

        (a)    each payment which is owed in accordance with this Paragraph 3.01 shall be made only one time regardless of how many times PRODUCT achieves each of the indicated milestones, and no payment shall be owed for a milestone which is not reached;

        (b)    such payments shall be non-refundable to SB for any reason;

        (c)    by the term "Initiation of Phase III" as used in this Paragraph 3.01 is meant the date upon which the first patient is dosed by or on behalf of SB for the first large scale, multi-center, pivotal human clinical trials to assess PRODUCT efficacy;

        (d)    by the term "NDA Acceptance" as used in this Paragraph 3.01 is meant the date upon which the Food and Drug Administration's (FDA's) has accepted a New Drug Application (NDA) filed by or on behalf of SB for approval to market PRODUCT in the U.S.A.

        (e)    by the term "MAA Filing" as used in this Paragraph 3.01 is meant the date upon which for the first time a Marketing Authorization Application (MAA) for approval to market PRODUCT is filed in at least two (2) of the United Kingdom, France, Germany and Italy by or on behalf of SB with either (i) the European Community's Committee for Proprietary Medicinal Products (CPMP), or (ii) the European Medicine's Agency (EMEA), or (iii) with the competent national authority;

        (f)    by the term "PRODUCT Launch in the U.S.A." is meant the date upon which PRODUCT is, for the first time, made commercially available in the U.S.A by or on behalf of SB; and

        (g)    by the term "PRODUCT Launch in Europe" is meant the date upon which PRODUCT is, for the first time, made commercially available in at least two (2) of the United Kingdom, France, Germany and Italy by or on behalf of SB.

        3.02    As consideration for the licenses under PATENTS and JAGO-KNOW-HOW granted to SB under this AGREEMENT, SB shall pay to JAGOTEC a royalty of [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] percent ([Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]%) of annual NET SALES in those countries of the TERRITORY in which there is at least one valid and enforceable claim under any SB-PATENT [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] in such country, provided that such royalty shall be paid for NET SALES [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] in each such country of the TERRITORY until the date on which the last of any such claim under any SB-PATENT expires in such country.

        3.03    As additional consideration for the licenses under PATENTS granted to SB under this AGREEMENT, SB shall pay to JAGOTEC [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] percent ([Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]%) of annual NET SALES in those countries of the TERRITORY in which:

        (a)   NET SALES are not or have ceased to be subject to the royalty obligation outlined in Paragraph 3.02 above; and

        (b)   there is at least one PATENT which contains an existing, valid and enforceable claim which prevents a THIRD PARTY from commercializing the PRODUCT sold in such country;

provided that such royalty shall be paid for NET SALES in each such country of the TERRITORY until the date on which the last of any such claim under any PATENT expires in such country.

        3.04    As additional consideration for the license to JAGO-KNOW-HOW granted to SB under this AGREEMENT, SB shall pay to JAGOTEC [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] percent ([Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]%) of annual NET SALES in those countries of the TERRITORY in which:

        (a)   NET SALES are not or have ceased to be subject to the royalty obligations outlined in Paragraphs 3.02 and 3.03 above; and

        (b)   no COMPETITIVE PRODUCT has been launched and/or commercialized or no PRODUCT has been launched and/or commercialized by a THIRD PARTY;

provided that such royalty shall be paid for NET SALES in each such country of the TERRITORY until the date of the tenth (10th) anniversary of the launch of PRODUCT by or on behalf of SB in such country or the date on which a COMPETITIVE PRODUCT is launched and/or commercialized in such country of the TERRITORY or the date on which a PRODUCT is launched and/or commercialized in such country of the TERRITORY by a THIRD PARTY, whichever is earlier.

        3.05    If, during the term of this AGREEMENT, substantial competition occurs in any country of the TERRITORY between PRODUCT and one or more COMPETITIVE PRODUCTS, and for so long as such substantial competition is occurring, royalties on NET SALES of such PRODUCT in such country which are subject to the royalty provision of Paragraph 3.03 shall be reduced from [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] percent ([Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]%) to [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] percent ([Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]%) of the annual NET SALES in such country. For purposes of this paragraph, "substantial competition" shall mean a total sales volume of any such COMPETITIVE PRODUCTS combined, in the particular country of the TERRITORY, of at least [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]% ([Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] percent) of the market in such country for modified release formulations containing PAROXETINE. SB shall give JAGO written notice of such substantial competition with suitable supporting documentation, including, for example, but not limited to, copies of market survey reports by IMS or other independent THIRD PARTY market survey organizations, THIRD PARTY bid activities, competitive promotional materials, and internal financial statements. Any reduction in the royalty due from SB as a result of such THIRD PARTY competition shall be applied retroactively to the date on which substantial competition appeared in the TERRITORY and shall be available to SB only for the period such competition remains substantial.

        3.06    Royalties on NET SALES for uses other than human prescription pharmaceutical use shall be downwardly adjusted from the royalty rates set forth in Paragraphs 3.02, 3.03, 3.04, and 3.05 of this AGREEMENT, such adjustment to be determined by the parties in good faith when appropriate.

        3.07    In the event that any person or party initiates any legal or administrative proceeding challenging the validity, scope or enforceability of all PATENT claims which cover the PRODUCT sold in any country in the TERRITORY, such as by filing an opposition proceeding in the European Patent Office, then the royalty obligation on NET SALES in such country under Paragraph 3.03 shall be paid by SB into an interest bearing escrow account during pendency of the proceeding, less any royalties to be paid by SB to JAGOTEC during such period in accordance with Paragraph 3.04. If the enforceability of any PATENT claim which covers the PRODUCT sold in such country is upheld by a court or other legal or administrative tribunal from which no appeal is or can be taken, then the amount of royalties owed during the period of suspension, less any amount paid under paragraph 3.04, shall be promptly paid to JAGOTEC from such escrow account, with interest. If all PATENT claims which cover the PRODUCT sold in such country are held to be invalid or otherwise unenforceable by a court or other legal or administrative tribunal from which no appeal is or can be taken, then the amount of royalties owed during the period of suspension shall be retained by SB, no further royalties under Paragraph 3.03 shall be owed, all monies in the escrow account, including interest, shall be transferred back to SB, and the royalty obligation outlined in Paragraph 3.04 shall apply, and SB shall retain the licenses granted herein.

        3.08    Royalty payments shall be payable to JAGOTEC in accordance with the payment procedure outlined in Article 9.

        3.09    In the event that SB and JAGO shall determine that they wish to enter into an agreement related to a GEOMATRIX® FORMULATION comprising both PAROXETINE and a compound which has [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission], the parties shall negotiate the terms and conditions of such agreement in good faith, provided in no event shall the milestones and royalty obligations contained in such agreement exceed those contained in this AGREEMENT.

4.     COMPULSORY LICENSES AND THIRD PARTY LICENSES

        4.01    In the event that a competent governmental agency in any country or territory of the TERRITORY grants or compels JAGOTEC to grant a license under PATENTS and/or JAGO-KNOW-HOW to any THIRD PARTY regarding PRODUCT, SB shall have the benefit in such country or territory of the TERRITORY of the terms granted to such THIRD PARTY to the extent that such terms are more favorable to the THIRD PARTY than those of this AGREEMENT.

        4.02    If, during the term of this AGREEMENT, SB, in its solo discretion, deems it necessary to seek a license from any THIRD PARTY in order to avoid infringement during the exercise of the license being granted with respect to the GEOMATRIX® TECHNOLOGY portion of the PRODUCT, SB shall notify JAGO, in writing of its determination of the necessity of such license, and JAGO shall respond to such notification within thirty (30) days after receipt thereof by JAGO. In the event that JAGO agrees with SB's determination, [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] percent ([Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]%) of any royalties or other fees paid to such THIRD PARTY under such license may be deducted from royalties otherwise due JAGO under this AGREEMENT. In the event that JAGO disagrees with SB's determination, within thirty (30) days of a request by either party, the parties shall submit the matter to an independent pharmaceutical patent attorney mutually acceptable to both parties (hereinafter the "Independent Expert") for a final and binding resolution, the cost of such Independent Expert to be equally shared by the parties, provided that any decision by the Independent Expert shall be final and binding only with respect to the matter in issue at the time of his/her determination. In the event that such Independent Expert finds in favor of JAGO, SB shall be free to enter into such THIRD PARTY license upon any terms which SB finds acceptable, provided that SB shall not be permitted to make any deduction from royalties otherwise owed to JAGO under this AGREEMENT with respect to any royalties or other fees paid to such THIRD PARTY.

5.     DEVELOPMENT, COMMERCIALIZATION AND SUPPLY

        5.01    SB shall have full control and authority over, and responsibility for, research, development, registration and commercialization of PRODUCT in the TERRITORY. SB will exercise its reasonable efforts and diligence in developing and commercializing PRODUCT in accordance with its business, legal, medical and scientific judgment, and in undertaking investigations and actions required to obtain appropriate governmental approvals to market PRODUCT in the TERRITORY. All such activity shall be undertaken at SB's expense.

        5.02    SB shall keep JAGO regularly informed, at least semi-annually, of progress of SB's efforts to develop and commercialize PRODUCT, and of all marketing approvals for PRODUCT which are obtained.

        5.03    Upon reasonable notice by SB, JAGO shall provide continuing reasonable support to SB related to the scale-up of manufacturing procedures for PRODUCT. In addition, JAGO shall provide to SB, at SB's request, additional reasonable technical assistance within its area of expertise concerning development, registration, production and commercialization of PRODUCT. Provision of such technical assistance shall include, but not be limited to, visits by JAGO personnel to SB and visits by SB personnel to JAGO at times and for periods of time upon which the parties will agree, and supply of any KNOW-HOW which SB may require. SB will be responsible for any and all reasonable and documented travel related and accommodation expenses incurred by JAGO for JAGO personnel who travel at SB's request to locations remote from JAGO PHARMA's home office in Muttenz, Switzerland, or from such personnel's other ordinary place of work. It is understood that, in addition to SB's payment of JAGO's travel expenses associated with the provision of such support and assistance as outlined above, SB shall reimburse JAGO for such reasonable support and technical assistance as follows:

        (a)   no reimbursement to JAGO for a total of the first twenty (20) person days of JAGO full time equivalent (FTE) assistance;

        (b)   subsequent to the complete utilization of the assistance outlined in Paragraph 5.03 (a), reimbursement shall be at a rate of £[Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] per person-day/per FTE until a total of ten (10) person days of FTE assistance has been employed; and

        (c)   subsequent to the complete utilization of the assistance outlined in Paragraph 5.03(b), reimbursement shall be at a rate of £[Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] per person-day/per FTE (or pro rata portion thereof).

        5.04    SB shall have exclusive responsibility for supplying its, its AFFILIATES, and its sublicensees clinical, promotional and commercial requirements of PRODUCT, at SB's expense.

6.     EXCHANGE OF INFORMATION AND CONFIDENTIALITY

        6.01    Promptly after the EFFECTIVE DATE, JAGO shall disclose and supply to SB all JAGO-KNOW-HOW not yet disclosed to SB under the LETTER. Thereafter, JAGO shall promptly disclose and supply to SB any further JAGO-KNOW-HOW which is developed by JAGO or which may become known to JAGO.

        6.02    During the term of this AGREEMENT, each party shall promptly inform the other party of any information that it obtains or develops during the term of the AGREEMENT regarding the utility and safety of PRODUCT or the GEOMATRIX® TECHNOLOGY (but only to the extent such information relates to an aspect of the GEOMATRIX® TECHNOLOGY that is comprised by PRODUCT).

        6.03    During the term of this AGREEMENT and for [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] years thereafter, irrespective of any termination earlier than the expiration of the term of this AGREEMENT, JAGO and SB shall not use or reveal or disclose to THIRD PARTIES any Confidential Information received from the other party (such as, but not limited to, in the case of SB, JAGO-KNOW-HOW received by SB or in the case of JAGO, SB-KNOW-HOW received by JAGO) or otherwise developed by either party in the performance of activities in furtherance of this AGREEMENT or the LETTER (hereinafter collectively "Confidential Information") without first obtaining the written consent of the disclosing party, except as may be otherwise provided herein, or as may be required for purposes of investigating, developing, manufacturing or marketing PRODUCT or for securing essential or desirable authorizations, privileges or rights from governmental agencies in accordance with the licenses granted under this AGREEMENT, or is required to be disclosed to a governmental agency or is necessary to file or prosecute patent applications concerning PRODUCT in accordance with the provisions of this AGREEMENT or to carry out any litigation concerning PRODUCT in accordance with the provisions of this AGREEMENT.

        Except as otherwise provided herein, Confidential Information of the disclosing party shall be made available only to those employees, officers, representatives, agents or consultants of the receiving party on a needs to know basis and who are bound to the receiving party by substantially the same obligations of confidentiality as those undertaken by the receiving party hereunder. This confidentiality obligation shall not apply to such information:

        (a)    which is or becomes a matter of public knowledge without fault on the part of the receiving party (such as, but not limited to, disclosure in a patent, or published patent application, anywhere in the world), or

        (b)    which, upon disclosure, is already in the possession of the receiving party as evidenced by the receiving party's records, or is disclosed to the receiving party by a THIRD PARTY having the right to do so, or is subsequently and independently developed by employees of the receiving party or AFFILIATES thereof who had no knowledge of the Confidential Information disclosed as evidenced by the receiving party's records, or

        (c)    is required by law to be disclosed, but only to the extent such disclosure is required, and providing, to the extent practicable, the receiving party shall give the disclosing party advance written notice thereof and allow sufficient time for any necessary protective measures to be taken by either party.

        The parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

        6.04    Nothing herein shall be construed as preventing SB from disclosing any information received from JAGO to an AFFILIATE, sublicensee or distributor of SB, provided such AFFILIATE, sublicensee or distributor is bound by a similar obligation of confidentiality with respect to the Confidential Information.

        6.05    All Confidential Information disclosed by one party to the other shall remain the intellectual property of the disclosing party and, subject to the provisions of this AGREEMENT, such as Paragraphs 10.02 and 10.03, shall be returned to each disclosing party upon request within thirty (30) days after the expiration or termination of this AGREEMENT, including every and all hard copies made, save for one copy of each item of Confidential Information which may be retained by the receiving party's legal department or legal advisors exclusively and for the sole purpose of providing a record of Confidential Information disclosed in order to determined the receiving party's continuing obligations with respect to such under this AGREEMENT, and save for any other copies which have been provided to THIRD PARTIES as permitted under Paragraph 6.03. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this AGREEMENT based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that Confidential Information received from the other party under this AGREEMENT remains the property of the other party and (ii) of the confidentiality obligations under this AGREEMENT. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's Confidential Information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this AGREEMENT.

        6.06    No public announcement or other disclosure to THIRD PARTIES concerning the existence of or terms of this AGREEMENT shall be made, either directly or indirectly, by any party to this AGREEMENT, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the wording of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure.

        6.07    JAGO shall not submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating to PRODUCT without first obtaining the prior written consent of the SB, which consent shall not be unreasonably withheld. SB shall not submit for written or oral publication any manuscript, abstract or the like which includes data or other information relating to techniques applied to the GEOMATRIX® FORMULATION portion of PRODUCT without first obtaining the prior written consent of the JAGO, which consent shall not be unreasonably withheld. The contribution of each party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

        6.08    Nothing in this AGREEMENT shall be construed as preventing or in any way inhibiting SB from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of PRODUCT in any manner required to enable SB to fully exercise its license rights granted and obligations undertaken under this AGREEMENT, including, for example, by disclosing to regulatory authorities confidential or other information received from JAGO or THIRD PARTIES.

7.     PATENT PROSECUTION AND LITIGATION

        7.01    (a) JAGOTEC shall retain full title to and sole ownership of PATENTS, JAGO-KNOW-HOW and GEOMATRIX® TECHNOLOGY, and SB shall not, whether directly or indirectly, through its officers, directors, employees, agents, AFFILIATES, sublicensees, distributors, customers or other controlled or associated THIRD PARTIES, acquire any proprietary interest therein or other right thereto, other than as provided in this AGREEMENT.

        (b)    SB shall retain full title to and sole ownership of SB-PATENTS and SB-KNOW-HOW, and JAGO shall not, whether directly or indirectly, through its officers, directors, employees, agents, AFFILIATES, sublicensees, distributors, customers or other-controlled or associated THIRD PARTIES, acquire any proprietary interest therein or other right thereto.

        (c)    Each party shall have and retain sole and exclusive title to all inventions, discoveries and know-how which are made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority in the course of or as a result of this AGREEMENT, provided that, except as otherwise permitted by this AGREEMENT, the use of such inventions, discoveries and know-how does not infringe any enforceable intellectual property rights of the other party. Each party shall own a fifty percent (50%) undivided interest in all such inventions, discoveries and know-how made, conceived, reduced to practice or generated jointly by employees, agents, or other persons acting under the authority of both parties in the course of or as a result of this AGREEMENT. Except as expressly provided in this AGREEMENT, each joint owner may make, use, sell, keep, license, assign, or mortgage such jointly owned inventions, discoveries and know-how, and otherwise undertake all activities a sole owner might undertake with respect to such inventions, discoveries and know-how, without the consent of and without accounting to the other joint owner, provided that, except as otherwise permitted by this AGREEMENT, the use of such inventions, discoveries and know-how does not infringe any enforceable intellectual property rights of the other party.

        7.02    JAGOTEC shall disclose to SB the complete texts of all PATENTS filed by JAGOTEC or its AFFILIATES as well as reasonably detailed information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a PATENT anywhere in the TERRITORY. SB shall have the right to review all such pending applications and other proceedings and make recommendations to JAGOTEC concerning them and their conduct, provided that the ultimate responsibility in any such applications or proceeding remain exclusively in the sole discretion of JAGOTEC except that the ultimate responsibility in any such proceeding shall remain exclusively in the sole discretion of SB to the extent that such application or proceeding is directed specifically to the utilization of GEOMATRIX® TECHNOLOGY with PAROXETINE (unless a decision made by SB would pose a significant risk of seriously jeopardizing other disclosed and claimed subject matter not specifically directed to the utilization of GEOMATRIX® TECHNOLOGY with PAROXETINE, in which case the parties shall promptly meet to determine, in good faith, a mutually equitable resolution). JAGOTEC agrees to keep SB promptly and reasonably informed of the course of patent prosecution or other proceedings related to PATENTS including by providing SB with copies of substantive communications, search reports and third party observations submitted to or received from patent offices throughout the TERRITORY. SB shall provide such patent consultation to JAGOTEC at no cost to JAGOTEC. SB shall hold all information disclosed to it under this section as confidential subject to the provisions of Article 6.

        7.03    SB shall have the right to assume responsibility for any PATENT covering PRODUCT or any part of a PATENT covering PRODUCT which JAGOTEC intends to abandon or otherwise cause or allow to be forfeited. JAGOTEC shall give SB reasonable written notice prior to abandonment or other forfeiture of any PATENT covering PRODUCT or any part of a PATENT covering PRODUCT so as to permit SB to exercise its rights under this Paragraph.

        7.04    In the event of the institution of any suit by a THIRD PARTY against SB, its AFFILIATES, its sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of PRODUCT anywhere in the TERRITORY, SB shall promptly notify JAGOTEC in writing. SB shall have the right to defend such suit at its own expense.

        If such suit involves a claim that the GEOMATRIX® TECHNOLOGY infringes a THIRD PARTY patent then JAGOTEC, using counsel of its choice and at its own expense, shall be permitted to consult with and advise SB in the conduct of such suit. Prior to entering into the settlement of any such suit, SB shall (i) notify JAGOTEC regarding any offer of settlement, (ii) provide JAGOTEC the opportunity to discuss the terms of such settlement with SB, and (iii) consider JAGOTEC's comments upon such settlement, provided however, that SB shall at all times fully control the conduct of any litigation arising from such suit, and the settlement thereof. JAGOTEC and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

        7.05    In the event of the institution of any suit by a THIRD PARTY against JAGOTEC, its AFFILIATES, its sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of a product incorporating the GEOMATRIX® TECHNOLOGY, except PRODUCT, anywhere in the TERRITORY, JAGOTEC shall promptly notify SB in writing. JAGOTEC shall have the right to defend such suit at its own expense.

        If such suit involves a claim that the GEOMATRIX® TECHNOLOGY infringes a THIRD PARTY patent and such patent could reasonably be interpreted to cover the making, using or selling of PRODUCT, then SB, using counsel of its choice and at its expense, shall be permitted to consult with and advise JAGOTEC in the conduct of such suit. Prior to entering into the settlement of such suit, JAGOTEC shall (i) notify SB regarding any offer of settlement, (ii) provide SB the opportunity to discuss the terms of such settlement with JAGOTEC, and (iii) consider SB's comments upon such settlement, provided however, that JAGOTEC shall at all times fully control the conduct of any litigation arising from such suit, and the settlement thereof. JAGOTEC and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

        7.06    In the event that JAGOTEC or SB becomes aware of actual or threatened infringement of a PATENT anywhere in the TERRITORY, that party shall promptly notify the other party in writing. SB shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use JAGO's name in connection therewith and to name JAGOTEC as a party thereto, provided however that JAGOTEC shall have the right, but not the obligation, within thirty (30) days after the date of SB's written notice to bring such infringement action, to assume, at its own expense, co-control of any such action, with counsel of its choice and to fund up to one-half (1/2) of the costs of such action, provided that such right to co-control is strictly limited to the extent that such infringement action does not involve any PATENT claims which are directed specifically to the utilization of GEOMATRIX® TECHNOLOGY with PAROXETINE. If SB does not commence a particular infringement action within ninety (90) days of receipt of the notice of infringement, then JAGOTEC, after notifying SB in writing, shall be entitled to bring such infringement action at its own expense. The party conducting such action shall have full control over its conduct, including settlement thereof subject to Paragraph 7.09. In any event, JAGOTEC and SB shall assist one another and cooperate in any such litigation at the other's request without expense to the requesting party.

        7.07    In any action brought pursuant to Paragraph 7.06, the party bringing the action shall indemnify the other party, its officers, directors, shareholders, employees, agents, successors and assigns from any loss, damage or liability, including for reasonable attorney's fees and costs, which may result from claims, counterclaims or crossclaims asserted by a defendant, except to the extent that such losses, damages or liabilities result from the negligence or willful misconduct of the other party.

        7.08    JAGOTEC and SB shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any party. Any excess amount shall be retained by the party bringing the action, and in the case of any co-control, any excess amount shall be proportionately shared by the parties based on the extent to which they funded the action.

        7.09    The parties shall keep one another promptly informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning PRODUCT, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a party pursuant to Paragraph 7.06 may be entered into without the consent of the other party if such settlement would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights under this AGREEMENT or, in the case of any settlement made by SB, if such settlement would pose a significant risk of invalidating or otherwise rendering unenforceable PATENT claims not directed specifically to the utilization of GEOMATRIX® TECHNOLOGY with PAROXETINE or, in the case of any settlement made by JAGO, if such settlement would pose a significant risk of invalidating or otherwise rendering unenforceable PATENT claims directed specifically to the utilization of GEOMATRIX® TECHNOLOGY with PAROXETINE.

        7.10    At SB's request, JAGOTEC shall diligently seek to obtain extensions of the terms of PATENTS, at JAGO's expense, where such extensions are obtainable.

        7.11    At SB's request, and where available, JAGOTEC shall seek to obtain SPCs. Where SB holds a relevant Marketing Authorization, SB shall provide to JAGOTEC a copy of said Marketing Authorization and any information necessary for the purpose of obtaining an SPC.

        7.12    At SB's request, JAGOTEC shall diligently seek to obtain "pipeline" protection which may be available under the patent laws of countries the patent laws of which are amended to provide improved protection for PRODUCT.

8.     TRADEMARKS AND NON-PROPRIETARY NAMES

        8.01    SB, at its expense, shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with PRODUCT in the TERRITORY and shall own and control such trademarks. Nothing in this AGREEMENT shall be construed as a grant of rights, by license or otherwise, to JAGO to use such trademarks for any purpose.

        8.02    SB, at its expense, shall be responsible for the selection and registration of non-proprietary names for PRODUCT in the TERRITORY.

        8.03    Nothing in this AGREEMENT shall be construed or interpreted as a right granted to SB to use any of JAGO's trademarks, including without limitation, the registered trademark GEOMATRIX®, whether in connection with PRODUCT or otherwise, except as such use may be required by a competent governmental regulatory or marketing authority in any country or territory of the TERRITORY in connection with SB's exercise of the licenses under PRODUCT and JAGO-KNOW-HOW granted in this AGREEMENT, provided that prior to such use, SB shall notify JAGO of such requirement and shall provide JAGO with copies or samples of such use of such trademark.

9.     STATEMENTS, AUDIT AND REMITTANCES

        9.01    Within [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] days after the close of each calendar quarter after the launch of PRODUCT by SB in the first country of the TERRITORY, SB shall deliver to JAGOTEC a complete, true and accurate accounting of all PRODUCT sold by SB, its AFFILIATES and its and their sublicensees during such quarter, including complete and accurate records of all monetary conversions made in accordance with Paragraph 9.06, and shall at the same time pay all royalties due on such NET SALES. Such accounting shall show, in reasonably sufficient detail, gross sales and NET SALES of PRODUCT and royalties due thereon on a country-by-country basis. All such statements shall be prepared in accordance with generally accepted accounting principles consistently applied from applicable period to period and shall be certified by an officer of SB as being so prepared, true, accurate and correct.

        9.02    SB shall keep and require its AFFILATES and its and their sublicensees to keep complete and accurate records of all sales of PRODUCT under the licenses granted herein, including all complete and accurate records of all monetary conversions made in accordance with Paragraph 9.06. JAGOTEC shall have the right, through a certified public accountant or like person reasonably acceptable to SB, to examine the records of SB and its AFFILIATES (including all information SB and its AFFILIATES have received from their sublicensees regarding sales of PRODUCT under the licenses granted herein) within a reasonable period of time after JAGOTEC's written notification request therefor, during regular business hours, during the term of this AGREEMENT and for six (6) months after its termination or expiration; provided, however, that such examination shall not take place more often than once a year and shall not cover such records for more than the preceding two (2) calendar years, and provided further that such accountant shall report to JAGOTEC only as to the accuracy and/or any discrepancies of the royalty statements and payments pursuant to Article 3 above.

        9.03    If such examination of the records by such public accountant concludes that the NET SALES of PRODUCT as shown by, any statement to be understated by [Confidential Information

Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]% ([Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] percent) or more, SB shall pay all costs associated with such examination. Otherwise the cost of such examination shall be borne by JAGOTEC. In either case, SB shall pay to JAGOTEC, within thirty (30) days after receipt of the report of such examination, all royalties on such amounts by which the statement(s) were found by the public accountant to be understated. Any overpayment of royalties by SB to JAGOTEC as reported by the public accountant shall be credited against the following quarter's remittance of royalties.

        9.04    Any tax, duty or other levy paid or required to be withheld by SB on account of royalties payable to JAGOTEC under this AGREEMENT shall be deducted from the amount of royalties otherwise due. SB shall secure and send to JAGOTEC proof of any such taxes, duties or other levies withheld and paid by SB, its AFFILIATES or its sublicensees for the benefit of JAGOTEC.

        9.05    All royalties due under this AGREEMENT shall be payable in pounds Sterling. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of SB to pay royalties on sales in that country shall be suspended until such remittances are possible, provided however, that JAGOTEC shall have the right, upon giving written notice to SB, to receive payment in that country in local currency.

        9.06    Monetary conversion from the currency of a foreign country, in which PRODUCT is sold, into pounds Sterling currency shall be calculated at the actual average rates of exchange for the year to date as used by SB in producing its quarterly and annual accounts, as confirmed by SB's auditors. As of the EFFECTIVE DATE, such rates "for the year" are based on the average of thirteen (13) month end spot rates (from December to December), and such rates come from various sources, e.g., major traded currencies (spot rates currently provided by the National Westminster Bank as at the Friday close of period); Infrequently traded currencies (spot rates as provided in the Financial Times on the Tuesday before the accounting period end); and non-traded currencies or where official rates differ from actual local market conditions, the spot rate is confirmed by SB's local country managers.

10.  TERM AND TERMINATION

        10.01    The parties acknowledge that the LETTER is terminated as of the EFFECTIVE DATE. Termination of the LETTER terminates all outstanding obligations and liabilities between the parties arising from the LETTER except those described in Paragraphs 2, 3, 4, 5, 6, 7, 8, 9, and 10, provided however, that termination of the LETTER shall not release or discharge SB from any obligation or payment of any debt or responsibility for any liability which has accrued under the LETTER prior to the EFFECTIVE DATE.

        10.02    Royalty obligations under Paragraph 3.02 in each country of the TERRITORY shall expire upon the expiration or invalidation of the last remaining SB PATENT containing a valid and enforceable claim [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] in such country, provided that any subsequent sales of PRODUCT in such country shall remain subject to the royalty obligation of Paragraph 3.03 or Paragraph 3.04, as applicable. Royalty obligations under Paragraph 3.03 in each country of the TERRITORY shall expire with respect to each particular PRODUCT upon the expiration or invalidation of the last remaining PATENT containing a valid and enforceable claim which prevents a THIRD PARTY from commercializing such PRODUCT in such country, provided that any subsequent sales of PRODUCT in such country shall remain subject to the royalty obligation outlined in Paragraph 3.04, as applicable. Royalty obligations under Paragraph 3.04 in each country of the TERRITORY shall expire upon the launch and/or commercialization of a COMPETITIVE PRODUCT in such country or the date on which a PRODUCT is launched and/or commercialized in such country of the TERRITORY by a THIRD PARTY or the tenth (10th) anniversary of the launch of PRODUCT in such country by or on behalf of SB, whichever is earlier. Expiration of SB's royalty obligations under Paragraphs 3.02, 3.03 and 3.04 in a particular country of the TERRITORY under this provision shall not preclude SB from continuing to make, have made, use and sell PRODUCT, and using JAGO-KNOW-HOW for that purpose only, in such country without further royalty payments or other financial remuneration to JAGOTEC.

        10.03    Unless otherwise terminated, this AGREEMENT shall expire upon the expiration of SB's royalty obligations under Paragraphs 3.02, 3.03 and 3.04 in all countries of the TERRITORY. Expiration of this AGREEMENT under this provision shall not preclude SB from continuing to make, have made, use and sell PRODUCT, and using JAGO-KNOW-HOW for that purpose only, without further royalty payments or other financial remuneration to JAGOTEC.

        10.04    Unless otherwise specifically-provided in this AGREEMENT, if either party fails or neglects to perform covenants or provisions of this AGREEMENT and if such default is not corrected within sixty (60) days after receiving written notice from the other party with respect to such default, such other party shall have the right to forthwith terminate this AGREEMENT by giving written notice to the party in default provided the notice of termination is given within six (6) months of the default and prior to correction of the default.

        10.05    Prior to the launch of a PRODUCT by or on behalf of SB in a country of the TERRITORY, SB may terminate this AGREEMENT in such country with respect to such PRODUCT by giving JAGO at least [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] prior written notice thereof, based on a reasonable determination by SB, such determination to be disclosed to JAGO in reasonable detail together with such termination notice, using the same standards SB would use in assessing whether or not to continue development or commercialization of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile of such PRODUCT does not justify continued development or marketing of such PRODUCT in such country. After the launch of a PRODUCT by or on behalf of SB in a country of the TERRITORY, SB may terminate this AGREEMENT in such country with respect to such PRODUCT by giving JAGO at least [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] prior written notice thereof, such determination to be disclosed to JAGO in reasonable detail together with such termination notice, based on a reasonable determination by SB, using the same standards SB would use in assessing whether or not to continue commercialization of a product of its own making, that the patent, medical/scientific, technical, regulatory or commercial profile of such PRODUCT does not justify continued marketing of such PRODUCT in such country.

        10.06    Either party may terminate this AGREEMENT if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.

        10.07    Notwithstanding the bankruptcy of JAGOTEC, or the impairment of performance by JAGOTEC of its obligations under this AGREEMENT as a result of bankruptcy, receivership or insolvency of JAGOTEC, SB shall be entitled to retain the licenses granted herein and to continue to perform all of its obligations hereunder, including, without limitation, the payment of royalties, subject to JAGOTEC's rights to terminate this AGREEMENT for reasons other than bankruptcy, receivership or insolvency as expressly provided in this AGREEMENT.

11.  RIGHTS AND DUTIES UPON TERMINATION

        11.01    Upon termination of this Agreement, JAGOTEC shall have the right to retain any sums already paid by SB hereunder, and SB shall pay all sums accrued hereunder which are then due.

        11.02    Upon termination of this AGREEMENT in its entirety or with respect to any country under Paragraphs 10.04, 10.05 or 10.06, SB shall notify JAGOTEC of the amount of PRODUCT the Selling Party (as defined in Paragraph 1.12) then have on hand, the sale of which would, but for the termination, be subject to royalty, and the Selling Party shall thereupon be permitted to sell that amount of PRODUCT in such country or countries of the TERRITORY in which the termination is effective, during a period of not more than [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission], provided that SB shall pay the royalty thereon at the time herein provided for, and provided further, that the rights granted to SB under this AGREEMENT with respect to manufacturing PRODUCT in such country or countries of the TERRITORY in which the termination is effective shall immediately terminate upon such termination.

        11.03    Termination of this AGREEMENT shall terminate all outstanding obligations and liabilities between the parties arising from this AGREEMENT and the LETTER except those described in Paragraphs 2.02, 3.07, 4.01, 4.02 (second sentence), 6.02, 6.03 (second and third sentence), 6.03 (all other sentences, but only for the time period specified), 6.04, 6.05, 6.06, 6.07, 6.08, 7.01, 7.04, 7.05, 7.06, 7.07, 7.08 and Articles 8, 9, and 11 through 23. In addition, any other provision required to interpret and enforce the parties' rights and obligations under this AGREEMENT and the LETTER shall also survive, but only to the extent required for the full observation and performance of this AGREEMENT and the LETTER.

        11.04    Termination of the AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity to either party.

12.  WARRANTTES AND REPRESENTATIONS

        12.01    JAGOTEC warrants that all rights previously licensed to GJ II under the PATENTS and the JAGO-KNOW-HOW with respect to the any PRODUCT have reverted to JAGOTEC as of or prior to the EFFECTIVE DATE, and that GJ II has no further rights in any PATENTS with respect to PRODUCT or JAGO-KNOW-HOW with respect to PRODUCT. JAGOTEC further warrants that it owns the entire right, title and interest, or otherwise has all rights, in the PATENTS listed in Appendix A, or filed by or on behalf of JAGOTEC pursuant to Article 7, if any, and in the JAGO-KNOW-HOW provided to SB, to the extent required by this AGREEMENT, and that it otherwise has the right to enter into this AGREEMENT. JAGOTEC further warrants and represents that it will not encumber, with liens, mortgages, security interests or otherwise, all such PATENTS and JAGO-KNOW-HOW.

        12.02    Nothing in this AGREEMENT shall be construed as a warranty or representation that PATENTS are valid or enforceable or that patents will be issued on any pending patent application within the definition of PATENTS. JAGO hereby represents that it has no present knowledge from which it can be inferred that PATENTS are invalid or that their exercise would infringe patent rights of THIRD PARTIES. Except as provided in Paragraph 3.06, a holding of invalidity or unenforceability of any PATENT, from which no further appeal is or can be taken, shall not affect the rights or obligations of the parties, except as otherwise provided in Paragraph 3.06.

        12.03    JAGO acknowledges that, in entering into this AGREEMENT, SB has relied or will rely upon information supplied by JAGO, information to be supplied by JAGO, and information which JAGO has caused or will cause to be supplied to SB by JAGO's agents, representatives and/or licensees, pursuant to the Confidentiality Agreement, dated February 2, 1995, between the parties, but only to the extent that such Confidentiality Agreement is related to PRODUCT or GEOMATRIX® TECHNOLOGY, the LETTER, and Article 6 hereof and JAGO represents that all such information is and will be, respectively, timely and accurate in all material respects. JAGO warrants and represents that it has not, up through and including the EFFECTIVE DATE, omitted to furnish SB with any information concerning PRODUCT or GEOMATRIX® TECHNOLOGY, which could be material to SB's decision to enter into this AGREEMENT and to undertake the commitments and obligations set forth herein.

        12.04    Nothing in this AGREEMENT shall be construed as a representation made, or warranty given, by JAGO that any development performed by JAGO PHARMA under this AGREEMENT or the LETTER will be successful in whole or in part, or that any product, including PRODUCT, which may be developed will be successful in the commercial marketplace. Furthermore, JAGO makes no representations or warranties, express or implied, other than those set forth in this AGREEMENT, including Paragraph 12.01 and 12.03 with respect to GEOMATRIX® TECHNOLOGY and/or JAGO-KNOW-HOW, including without limitation, any warranty of completeness, accuracy, merchantability or fitness for a particular purpose thereof.

        12.05    JAGO warrants and represents that it has no present knowledge of the existence of any pre-clinical or clinical data or information concerning GEOMATRIX® TECHNOLOGY, to the extent any aspect of such is comprised by PRODUCT, or PRODUCT which suggests that there may exist quality, toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of GEOMATRIX® TECHNOLOGY or PRODUCT.

        12.06    SB shall defend, indemnify and hold harmless JAGO, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including reasonable costs and attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury, including death, brought by or on behalf of an injured party; loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a friend, spouse, relative or companion of an injured party due to such physical injury or death and rising out of the manufacturing, storage, distribution, sale, administration, utilization and/or ingestion of any PRODUCT which is sold or otherwise provided to the injured party by or on behalf of SB, provided:

        (a)   SB shall not be obligated under this Paragraph 12.06, if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of JAGO or anyone lawfully acting on behalf of JAGO;

        (b)   SB shall have no obligation under this Paragraph 12.06 unless JAGO (i) gives SB prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT, (ii) SB is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) JAGO cooperates fully with SB and its agents, at SB's expense, in defense of the claims or lawsuit or other action; and

        (c)   JAGO shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Paragraph utilizing attorneys of its choice, at its own expense, provided, however, that SB shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which JAGO seeks indemnification under this Paragraph.

        12.07    JAGO shall defend, indemnify and hold harmless SB, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including reasonable costs and attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury, including death, brought by or on behalf of an injured party; loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a friend, spouse, relative or companion of an injured party due to such physical injury or death and rising out of the breach of any warranty or representation provided by JAGO to SB under this AGREEMENT, provided:

        (a)   JAGO shall not be obligated under this Paragraph 12.07, if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of SB or anyone lawfully acting on behalf of SB, including, but not limited to, any negligence or willful misconduct of any employee or agent of SB or anyone acting on behalf of SB;

        (b)   JAGO shall have no obligation under this Paragraph unless SB (i) gives JAGO prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this AGREEMENT, (ii) JAGO is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) SB cooperates fully with JAGO and its agents, at JAGO's expense, in defense of the claims or lawsuit or other action; and

        (c)   SB shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Paragraph utilizing attorneys of its choice, at its own expense, provided, however, that JAGO shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which SB seeks indemnification under this Paragraph.

        12.08    Notwithstanding the provisions of Paragraphs 12.06 and 12.07 and irrespective of the indemnification obligations of either party contained therein, SB and JAGO agree and understand that, in the event of a claim, complaint, suit, proceeding or cause of action brought against one party containing allegations of liability based on activities for which such party was responsible, such party shall control and bear financial responsibility for its own defense; unless the other party agrees to control and bear financial responsibility of such defense.

        12.09    Prior to or immediately upon [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] in accordance with this AGREEMENT, and for a period of [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] after the expiration of this AGREEMENT or earlier termination, each party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities at the respective place of business of each party. Such product liability insurance shall insure against all liability, including product liability, personal liability, physical injury, or property damage. Each party shall provide written proof of the existence of such insurance to the other party upon request.

13.  FORCE MAJEURE

        13.01    If the performance of any part of this AGREEMENT by either party, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

14.  GOVERNING LAW

        14.01    This AGREEMENT shall be deemed to have been made in the country of Switzerland and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the country of Switzerland without reference to the principles of conflict of laws thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods (also known as the Vienna Convention signed on April 11, 1980).

15.  WAIVER OF BREACH

        15.01    The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

16.  SEPARABILITY

        16.01    In the event any portion of this AGREEMENT shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

        16.02    If any of the terms or provisions of this AGREEMENT are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

        16.03    In the event that the terms and conditions of this AGREEMENT are materially altered as a result of Paragraphs 16.01 or 16.02, the parties will renegotiate the terms and conditions of this AGREEMENT to resolve any inequities arising from such alteration.

17.  ENTIRE AGREEMENT

        17.01    This AGREEMENT, entered into as of the date first written above, and the LETTER, constitute the entire agreement between the parties relating to the subject matter hereto and supersedes all previous writings and understandings. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT.

18.  NOTICES

        18.01    Any notice required or permitted under this AGREEMENT shall be sent by either international courier service or air mail, postage pre-paid, to the following addresses of the parties:

JAGO, JAGOTEC or JAGO PHARMA:
JAGO Pharma AG Eptingerstrasse 51 CH-4132 Muttenz, Switzerland Attn.: Dr. Jacques Gonella
copy to:
Rinderknecht Glaus & Stadelhofer Beethovenstrasse 7 P.O. Box 4451 CH-8022 Zurich, Switzerland Attn.: Dr. Thomas M. Rinderknecht
SB:
SmithKline Beecham plc New Horizons Court Brentford, Middlesex TW8 9EP England Attn.: Senior Vice President and Director Business Development
copies to:
SmithKline Beecham Corporation One Franklin Plaza (Mail Code FP1935) P.O. Box 7929 Philadelphia, Pennsylvania 19101, USA Attn.: Senior Vice President and Director Business Development
and:
SmithKline Beecham Corporation One Franklin Plaza (Mail Code FP2225) P.O. Box 7929 Philadelphia, Pennsylvania 19101, USA Attn.: Corporate Law-U.S.

        18.02    Any notice required or permitted to be given concerning this AGREEMENT shall be effective upon receipt by the party to whom it is addressed or within seven (7) days of dispatch whichever is earlier.

19.  ASSIGNMENT

        19.01    This AGREEMENT and the licenses herein granted shall be binding upon on and inure to the benefit of the successors in interest of the respective parties. Neither this AGREEMENT nor any interest or obligation hereunder shall be assignable by either party without the written consent of the other provided, however, that either party may assign this AGREEMENT or any part of its rights and obligations hereunder, to any AFFILIATE or to any corporation with which such party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of the other party, except that JAGOTEC may assign any and all of its rights to receive any payments hereunder to any THIRD PARTY without the prior written consent of SB.

20.  RECORDING

        20.01    SB shall have the right, at any time, to record, register, or otherwise notify this AGREEMENT in appropriate governmental or regulatory offices anywhere in the TERRITORY, and JAGO shall provide reasonable assistance to SB in effecting such recording, registering or notifying.

21.  INTEREST

        21.01    In the event that any statement provided to JAGO in accordance with Paragraph 9.01, is determined, in accordance with Paragraph 9.02, to have understated SB's royalty obligation to JAGO for the relevant period by more than [Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission] percent ([Confidential Information Has Been Omitted And Furnished Separately To The Securities And Exchange Commission]%), SB shall promptly pay JAGO the understated amount plus interest at a rate equal to the London Interbank Offered Rate ("LIBOR"), as published in the Financial Times on the date that such payment fell due, in pounds Sterling.

22.  SEPARATE ENTITIES

        22.01    Nothing in this AGREEMENT shall constitute or be deemed to constitute a partnership between the parties hereto or constitute or deemed to constitute either party as an agent of the other for any purpose whatever and neither party shall have the authority or power to bind the other party, or to contract in the name of and create a liability against the other party in any way or for any purpose.

23.  DISPUTE RESOLUTION AND JURISDICTION

        23.01    In the event of any dispute arising between the parties concerning this AGREEMENT, JAGO and SB agree that in the first place they shall meet for good faith discussions in an attempt to negotiate an amicable solution.

        23.02    Any disputes, claim or controversy among the parties relating to, arising out of or in any way connected with this AGREEMENT or any term or condition hereof or the performance by any party of its obligations hereunder, whether before or after termination of this AGREEMENT, which cannot be amicably resolved pursuant to Article 23.01 above within two (2) months as from the first appearance of such dispute, shall be finally resolved by binding arbitration. Whenever a party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other party. Any arbitration hereunder shall be conducted under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, shall be conducted in the English language by a panel of three (3) arbitrators appointed in accordance with such rules, and shall be held in Paris, France. The arbitrators shall have the authority to grant specific performance, and to allocate among the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award so rendered and an order of enforcement, as the case may be. Whether a claim, dispute or other matter in question would be barred by the applicable statute of limitations, which also shall apply to any arbitration under this section, shall be determined by binding arbitration pursuant to this Article.

        23.03    Notwithstanding anything contained in this Article 23, either party may seek preliminary or injunctive measures or relief in any competent court having jurisdiction.

THE BALANCE OF THIS PAGE IS LEFT BLANK INTENTIONALLY

        IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this AGREEMENT as of the date first written above.

SMITHKLINE BEECHAM PLC

By:	/s/ JEAN-PIERRE GARNIER Jean-Pierre Garnier Chief Operating Officer President, Pharmaceuticals & Consumer Healthcare	March 20, 1996

JAGO PHARMA AG		JAGOTEC AG

By:	/s/ J. GONELLA President	By:	/s/ J. GONELLA President

LICENSE AGREEMENT
SMITHKLINE BEECHAM PLC—JAGO PHARMA AG/JAGOTEC AG
APPENDIX A
PATENTS

        [Three Pages Of Confidential Information Have Been Omitted At Appendix A And Furnished Separately To The Securities And Exchange Commission]

––

LICENSE AGREEMENT
SMITHKLINE BEECHAM PLC—JAGO PHARMA AG/JAGOTEC AG
APPENDIX B
SB PATENTS

        [Eight Pages Of Confidential Information Have Been Omitted At Appendix B And Furnished Separately To The Securities And Exchange Commission]

––

LICENSE AGREEMENT
SMITHKLINE BEECHAM PLC—JAGO PHARMA AG/JAGOTEC AG
APPENDIX C
THE LETTER

––

[SMITHKLINE BEECHAM LETTERHEAD]

27 March 1995

JAGO Pharma AG
Eptingerstrasse 51,
CH-4132
Muttenz, Switzerland

Genta JAGO II Technologies AG
Seestrasse 47,
CH-6052
Hergiswil, Switzerland

Dear Sirs

Letter Agreement

        This Letter Agreement ("Letter") will confirm that Genta JAGO II Technologies AG, a corporation organized under the laws of the country of Switzerland, having its principal place of business at Seestrasse 47 CH-6052, Hergiswil, Switzerland and SmithKline Beecham plc, a company organized under the laws of England and having its registered office at New Horizons Court, Brentford, Middlesex TW8 9EP, England, operating as SmithKline Beecham Pharmaceuticals ("SB") are currently negotiating, and intend to mutually execute as soon as practicable, an agreement ("Feasibility Study Agreement") under which JAGO Pharma AG, a corporation organized under the laws of the country of Switzerland, having its principal place of business at Eptingerstrasse 51, CH-4132 Muttenz, Switzerland, on behalf of Genta JAGO II Technologies AG, (hereinafter collectively referred to as "Jago") shall perform a study to identify a Geomatrix® formulation comprising paroxetine, i.e., [(-)-trans-4-(4'- fluorophenyl)-3-[(3',4'- methylene-dioxyphenoxy) methyl] piperidine] hydrochloride hemihydrate ("Drug"), as well as provide SB with certain formulations containing Drug developed hereunder for healthy volunteer studies. In the interest of expediting the completion of such study, both parties agree that Jago may begin, upon mutual execution of this Letter, to perform such study according to the following terms and conditions:

1.
Upon mutual execution of the Letter, SB will promptly provide to Jago, at no cost to Jago, with appropriate quantities of bulk Drug to enable Jago to begin the study.

2.
Jago shall promptly notify SB upon the making, conceiving or reducing to practice of any invention arising during the course of or as a result of any work performed under this Letter which are related to Drug, including but not limited to, a process for manufacturing Drug, an intermediate used in any new or known process for manufacturing Drug, a new use of Drug, or a pharmaceutical formulation for Drug. Each party shall have and retain exclusive title to all inventions, discoveries, and know-how which are made, conceived, reduced to practice and generated solely by its employees or agents in the course of or as a result of the activities performed in furtherance of this Letter. Each party shall own a fifty percent (50%) undivided interest in all inventions, discoveries, and know-how made, conceived, reduced to practice or generated jointly by employees or agents of both parties in the course of or as a result of activities performed in furtherance of this Letter. Each party shall own, and may fully exploit, all of its rights and interests in such inventions, discoveries, and know-how, without any encumbrances to each other, except as otherwise specifically set forth in this Letter.

3.
SB shall have an exclusive, royalty-free, and worldwide license, with the right to grant sub-licenses, to make, have made, use and sell all inventions referenced in Paragraph 2 which are related to Drug, but only to the extent such inventions are specifically applicable to Drug, but such license shall not apply to any invention to the extent to which it is directly applicable to Geomatrix® formulations such as, but not limited to, a Geomatrix® formulation comprising Drug or other therapeutically active ingredients. SB shall have the first right to an exclusive, worldwide license, with the right to grant sub-licenses, to make, have made use and sell all such inventions with are related to a Geomatrix® formulation comprising Drug under all existing and future intellectual property rights owned or controlled by Jago, upon terms to be mutually agreed upon by the parties including the time within which SB must exercise such first right. In any event, Jago shall not make, have made, use or sell any invention referenced in Paragraph 2 which is directly related to any selective serotonin reuptake inhibitor, e.g., a Geomatrix® formulation comprising Drug which arose under this Letter, for any purpose directly related to any selective serotonin reuptake inhibitor, and shall not license or authorize any third party to do the same, without the express prior written consent of SB until the expiry of the last to expire of any patent rights covering such invention. In addition, Jago shall not make, have made, use or sell any know-how which arose under this Letter for any purpose directly related to any selective serotonin reuptake inhibitor, and shall not license or authorize any third party to do the same, without the express prior written consent of SB, but Jago shall be allowed to use such know-how for any purpose not directly related to any selective serotonin reuptake inhibitor.

4.
Jago shall not submit for written or oral publication any manuscript, abstract or the like which includes any information regarding Drug provided to Jago under this Letter and/or data generated during the course of or as a result of any work performed under this Letter without first obtaining the prior written consent of SB, which consent shall not be unreasonably withheld.

5.
Each party's proprietary and confidential information existing prior to or after the date of mutual execution of this Letter ("information") which is disclosed to the other party shall remain the property of the disclosing party. All Information which is supplied in written or other tangible form to one party by the other party under this Letter shall be marked as confidential and as being disclosed under this Letter. Each receiving party shall maintain the Information in confidence with the same degree of care as such party utilizes with respect to its own confidential information. Each receiving party will disclose the Information only to its affiliates, officers and employees directly involved with the Letter who have been made aware that the Information is confidential and are bound to treat it as such and to whom disclosure is necessary in order to evaluate the Information, but will neither disclose the Information to any third party nor use the Information for any other purpose. The preceding obligations of non-disclosure, and the limitations upon the right to use the Information, shall not apply to the extent that the receiving party can demonstrate that the Information: (a) is in the possession of the receiving party prior to the time of disclosure hereunder; or (b) is or becomes public knowledge through no fault or omission of the receiving party; or (c) is lawfully obtained by the receiving party from a third party under no obligation of confidentiality to the disclosing party; or (d) is subsequently and independently developed by employees of the receiving party who had no knowledge of the Information disclosed, or (e) is required by law to be disclosed.

6.
Nothing in this Letter shall be construed as granting Jago any proprietary rights in any Drug or Information provided to Jago by SB hereunder, or in any of SB's intellectual property rights or third party intellectual property rights to which SB has been granted rights related to such Drug and Information.

7.
All Drug received by Jago hereunder shall not be used, directly or indirectly, for any purpose not directly related to this Letter, and shall not be made available to any third party without SB's express consent.

8.
All Drug received by Jago hereunder shall be used in compliance with all applicable federal, state and local laws and regulations.

9.
SB makes no warranty or representation as to the purity, activity, safety, or usefulness of the Drug. Any Drug supplied by SB to Jago hereunder may be utilized by Jago in furtherance of the Feasibility Study Agreement, provided that no Geomatrix® formulation comprising Drug prepared by Jago under the Letter or the Feasibility Study Agreement shall be supplied to any human without the parties' prior mutual agreement regarding insurance, indemnity and similar matters.

10.
The results of the work performed under this Letter will be be promptly and completely divulged to SB which may make whatever use of same it deems fit, in its sole discretion, subject to Paragraphs 2 and 3.

11.
SB shall reimburse Jago for those reasonable and necessary direct costs Jago incurs in performing the activities outlined in this Letter, such costs, and the mechanism of reimbursement therefor, to be delineated in the Feasibility Study Agreement.

12.
All the terms and provisions of this Letter shall remain in full force and effect during the term of the Feasibility Study Agreement except as may otherwise be mutually agreed to by the parties in writing. In addition, the terms of the Feasibility Study Agreement shall be mutually agreed by the parties, in good faith, no later than two (2) months from the date of mutual execution of this Letter.

        Please indicate your acceptance of this Letter by signing and dating the duplicate copies of this letter below and returning on such fully executed copy to SB.

Very truly yours, SMITHKLINE BEECHAM PLC
By:
Title:
Date:
AGREED TO AND ACCEPTED: JAGO PHARMA AG
By:
Title:
Date:
GENTA JAGO II TECHNOLOGIES AG
By:
Title:
Date:

[SMITHKLINE BEECHAM LETTERHEAD]

12 July, 1995

JAGO Pharma AG Eptingerstrasse 51, CH-4132 Muttenz, Switzerland	Genta JAGO II Technologies AG Seestrasse 47, CH-6052 Hergiswil, Switzerland

Dear Sirs

Amendment to Letter Agreement

        This amendment will confirm that the Letter Agreement ("Letter") between Genta JAGO II Technologies AG, a corporation organized under the laws of the country of Switzerland, having its principal place of business at Seestrasse 47 CH-6052, Hergiswil, Switzerland, JAGO Pharma AG, a corporation organized under the laws of the country of Switzerland, having its principal place of business at Eptingerstrasse 51, CH-4132 Muttenz, Switzerland, (hereinafter collectively referred to as "Jago") and SmithKline Beecham plc, a company organized under the laws of England and having its registered office at New Horizons Court, Brentford, Middlesex TW8 9EP, England, operating as SmithKline Beecham Pharmaceuticals ("SB") dated March 27, 1995 and related to performance by JAGO Pharma AG, on behalf of Genta JAGO II Technologies AG, of a study to identify a Geomatrix® formulation comprising paroxetine, i.e., [(-)-trans-4-(4'-fluorophenyl)-3-[(3',4'-methylene-dioxyphenoxy) methyl] piperidine] hydrochloride hemihydrate ("Drug"), as well as provision to SB with certain formulations containing Drug developed under such Letter for healthy volunteer studies (hereinafter "Letter"). Referring to Paragraph 9, the parties hereby agree to amend the Letter with provisions regarding insurance, indemnity and similar matters for the supply of Geomatrix® formulation comprising paroxetine prepared by Jago under the Letter or the Feasibility Study Agreement to humans in healthy volunteer studies as follows:

  (I)
  SB shall defend, indemnify and hold harmless Jago, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury, including death, brought by or on behalf of an injured party; loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a friend, spouse, relative or companion of an injured party due to such physical injury or death and rising out of the administration, utilization and/or ingestion of any Geomatrix® formulation comprising Drug prepared by Jago under the Letter or the Feasibility Study Agreement which is sold or otherwise provided to the injured party by SB, provided:

  (a)
  SB shall not be obligated under this Paragraph if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of Jago or anyone acting on behalf of Jago;

  (b)
  SB shall have no obligation under this Paragraph unless Jago (i) gives SB prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Letter, (ii) SB is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) Jago cooperates fully with SB and its agents in defense of the claims or lawsuit or other action; and

  (c)
  Jago shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Paragraph utilizing attorneys of its choice, at its own expense, provided, however, that SB shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which Jago seeks indemnification under this Paragraph.

  (II)
  Jago shall defend, indemnify and hold harmless SB, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including reasonable attorney's fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them alleging physical or other injury, including death, brought by or on behalf of an injured party; loss of service or consortium or a similar such claim, complaint, suit, proceeding or cause of action brought by a friend, spouse, relative or companion of an injured party due to such physical injury or death and rising out of the administration, utilization and/or ingestion of any Geomatrix® formulation comprising Drug prepared by Jago under the Letter or the Feasibility Study Agreement, provided:

  (a)
  Jago shall not be obligated under this Paragraph if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was the result of the negligence or willful misconduct of any employee or agent of SB or anyone acting on behalf of SB, including, but not limited to, any negligence or willful misconduct of any employee or agent of SB or anyone acting on behalf of SB in (i) the selection, supervision or control of the injured party prior, during and after the administration, utilization and/or ingestion of any Geomatrix® formulation comprising Drug prepared by Jago under the Letter or the Feasibility Study Agreement; and (ii) the procedures or performance of such administration, utilization and/or ingestion of any Geomatrix® formulation comprising Drug prepared by Jago under the Letter or the Feasibility Study Agreement; and (iii) the organization, procedures and processes of any test series and/or volunteer studies performed by or on behalf of SB, in the course of which any Geomatrix® formulation comprising Drug prepared by Jago under the Letter or the Feasibility Study Agreement was supplied to a human;

  (b)
  Jago shall have no obligation under this Paragraph if it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such action, that the injury was caused by the Drug, including but not limited to, the Drug's purity, activity, safety, toxicology or dosage;

  (c)
  Jago shall have no obligation under this Paragraph unless SB (i) gives Jago prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Letter, (ii) Jago is granted full authority and control over the defense, including settlement, against such claim or lawsuit or other action, and (iii) SB cooperates fully with Jago and its agents in defense of the claims or lawsuit or other action; and

  (d)
  SB shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this Paragraph utilizing attorneys of its choice, at its own expense, provided, however, that Jago shall have full authority and control to handle any such claim, complaint, suit, proceeding or cause of action, including any settlement or other disposition thereof, for which SB seeks indemnification under this Paragraph.

  (III)
  Notwithstanding the provisions of Paragraphs (I) and (II), above and irrespective of the indemnification obligations of either party contained therein, SB and Jago agree and understand that, in the event of a claim, complaint, suit, proceeding or cause of action brought against one party containing allegations of liability based on activities for which such party was responsible, such party shall control and bear financial responsibility for its own defense; unless the other party agrees to control and bear financial responsibility of such defense.

  (IV)
  Immediately upon the first administration of Geomatrix® formulation comprising Drug prepared by Jago under the Letter or the Feasibility Study Agreement to a human in accordance with this Letter, and for a period of five (5) years after the expiration of this Letter or earlier termination, each party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance in amounts, respectively, which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of each party. Such product liability insurance shall insure against all liability, including product liability, personal liability, physical injury, or property damage. Each party shall provide written proof of the existence of such insurance to the other party upon request.

        All other terms and conditions of the Letter shall remain in full force and effect.

        Please indicate your acceptance of this Amendment by signing and dating the duplicate copies of this letter below and returning on such fully executed copy to SB.

Very truly yours, SMITHKLINE BEECHAM PLC
By:
Title:
Date:
AGREED TO AND ACCEPTED: JAGO PHARMA AG
By:
Title:
Date:
GENTA JAGO II TECHNOLOGIES AG
By:
Title:
Date:

QuickLinks

  Exhibit 4.6
LICENSE AGREEMENT
LICENSE AGREEMENT SMITHKLINE BEECHAM PLC—JAGO PHARMA AG/JAGOTEC AG APPENDIX A PATENTS
LICENSE AGREEMENT SMITHKLINE BEECHAM PLC—JAGO PHARMA AG/JAGOTEC AG APPENDIX B SB PATENTS
LICENSE AGREEMENT SMITHKLINE BEECHAM PLC—JAGO PHARMA AG/JAGOTEC AG APPENDIX C THE LETTER